INDEPENDENT AUDITOR'S CONSENT

We do hereby consent to the use of our reports dated February 1, 2002 on the financial statements of Silver Bow Antique Aviation included in and made part of the registration statement of Silver Bow
Antique Aviation dated January 15, 2003.

January 15, 2003

/s/ David M. Winings
     Certified Public Accountant